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                                                                    EXHIBIT 99.1

[AGL Logo]

NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

Contacts:

AGL RESOURCES
Financial Community                             Media
Melanie M. Platt                                Nick Gold
Vice President Investor Relations               Manager, Media Relations
and Corporate Secretary                         (404) 584-3457
(404) 584-3420                                  1-800-291-9649 (pager)

Joseph P. Heffron
Manager, Investor Relations
(404) 584-3427

DOMINION RESOURCES
Financial Community                             Media
Suzette Mata                                    Hunter Applewhite
(804) 819-2154                                  (804) 819-2043


                 AGL RESOURCES TO ACQUIRE VIRGINIA NATURAL GAS
                 ---------------------------------------------

     ATLANTA, GEORGIA, May 8, 2000 -- AGL Resources Inc. (NYSE:ATG) today announced that it has signed a definitive agreement to acquire Virginia Natural Gas (VNG), a wholly owned subsidiary of Dominion Resources (NYSE:D), for $500 million in cash. The purchase price includes $22 million in working capital. The pending acquisition would boost AGL's base of customers to nearly 1.8 million, making it the second largest natural gas-only distributor in the U.S. and establishing its presence in one of the fastest growing gas markets in the U.S.

     Under the agreement, AGL Resources would acquire all of the outstanding stock of VNG. At the option of the seller, the parties may elect to treat the transaction as a sale of assets for tax purposes, commonly referred to as a
Section 338(h)(10) election, in which case the purchase price shall be increased to $550 million to reflect the increased value of the transaction to AGL Resources.
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     Upon completion of the transaction, expected by December 31 of this year,
VNG will become a wholly owned subsidiary of AGL Resources. The transaction will be accounted for as a purchase and will be accretive to AGL Resources' earnings no later than 12 months after the close.

     Walter M. Higgins, chairman and chief executive officer of AGL Resources, said the transaction is timely in light of AGL's success in improving operations and earnings in the midst of a rapidly deregulating natural gas market.

     "This acquisition is all about growth and competition. Our focus this past year on achieving excellence in our operations is paying off for customers and shareholders," said Higgins. "Our year-to-date results have exceeded analyst expectations and we have gained valuable experience in operating efficiently and profitably in a deregulated environment. These strengths, when combined with the best practices of VNG, will allow us to grow profitably in both our utility and gas marketing businesses and create new value for shareholders as our industry continues to reshape itself for competition."

     Virginia Natural Gas, headquartered in Norfolk, Virginia, serves approximately 230,000 natural gas customers in the Hampton Roads region of southeastern Virginia. Customer growth at VNG has averaged 4% in recent years -- three times the national average and ranking VNG growth among the top 10% of fastest growing local distribution companies, according to a survey by the American Gas Association.

     The Virginia State Corporation Commission (VSCC) and the Federal Trade Commission earlier this year had required Dominion Resources to divest its ownership of VNG as part of Dominion's planned merger with Consolidated Natural Gas Company. Virginia is transitioning to competition in gas and electric services, including some pilot programs for deregulated natural gas services, and Higgins said AGL Resources would actively support the VSCC's efforts.

     The transaction is conditioned, among other things, upon approvals of various regulatory agencies, including the VSCC. In addition, AGL Resources intends to register as a holding company with the Securities and Exchange Commission under the Public Utility Holding Company Act (PUHCA) of 1935.

     AGL Resources intends initially to finance the acquisition through a combination of existing credit facilities and additional bank commitments. A long-term financing plan will be decided closer to closing, based upon an assessment of market conditions, to balance the earnings-per-share accretion and maintain the company's outstanding credit quality. The transaction will not affect AGL Resources' previously announced share repurchase program. AGL Resources has repurchased three million of a total of 3.6 million shares currently authorized for repurchase. As of March 31, 2000, AGL Resources had approximately 54 million shares outstanding.
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     Morgan Stanley Dean Witter acted as financial advisor to AGL Resources.
Long Aldridge & Norman LLP and LeBoeuf, Lamb, Greene & MacRae, L.L.P. acted as legal counsel to AGL Resources.

     AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, provides delivery service to more than 1.5 million customers in Georgia and full natural gas service in the Chattanooga area of Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses, including retail energy marketing, customer care services for energy marketers, and wholesale and retail propane sales. For more information, visit our website at www.aglresources.com.

     Dominion Resources, Inc., is a diversified utility holding company that owns and operates businesses involved in utility services, natural gas production, pipeline and distribution services, energy marketing and power project development.


     This press release contains forward-looking statements. AGL Resources wishes to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond AGL Resources' ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in estimated transaction and transition costs; changes in the price and demand for natural gas; the impact of changes in state and federal legislation and regulation on the company and the natural gas industry; the effects of competition, particularly in markets where prices and providers historically have been regulated; financial market conditions; and other risks described in our documents on file with the Securities and Exchange Commission.